Exhibit 99.1

Tallgrass Energy Partners Closes on the Acquisition of an Interest in the Pony Express Pipeline

Leawood, Kansas—(BUSINESS WIRE)—September 8, 2014—Tallgrass Energy Partners, LP (NYSE: TEP) (“TEP” or the “Partnership”) announced today that it has closed on the acquisition of a 33.3% interest in Tallgrass Pony Express Pipeline, LLC (“Pony Express”) from a wholly-owned subsidiary of Tallgrass Development, LP, for total consideration valued at $600 million. “We are pleased to announce the completion of our second dropdown transaction at TEP. This acquisition further diversifies the operations and footprint of TEP and continues to demonstrate the execution of our growth strategy. We expect this acquisition to be immediately accretive to our unitholders, and as a result, anticipate recommending that our Board of Directors increase the next two quarterly distributions to result in an aggregate distribution increase of at least $0.40 on an annualized basis,” said Tallgrass President and CEO, David G. Dehaemers, Jr.

Acquisition of a 33.3% Interest in Pony Express

The purchase price for Pony Express was comprised of $597 million in cash and the issuance of 70,340 common units of TEP to Tallgrass Development, LP, which equates to $3 million based on the Partnership’s September 4, 2014 closing price. The terms of the transaction provide TEP a minimum quarterly distribution preference payment of $16.65 million through the quarter ending September 30, 2015 (pro-rated to approximately $5.4 million for the quarter ending September 30, 2014) with distributions of available cash generally shared pro rata thereafter. The terms of the transaction do not require TEP to contribute any additional capital to complete the remaining initial build out of the Pony Express crude oil pipeline project; additional capital would be contributed by Tallgrass Development, LP, without dilution to the Partnership’s 33.3% membership interest.

About Tallgrass Pony Express Pipeline

Pony Express owns and is developing an oil pipeline project. That project consists of two components that include (i) the conversion of an approximately 430-mile natural gas pipeline and the construction of an approximately 260-mile southward pipeline extension that, when complete, will result in an oil pipeline from Guernsey, Wyoming to Cushing, Oklahoma (the “Pony Mainline”), and (ii) the construction of an approximate 66-mile lateral in Northeast Colorado that will interconnect with the mainline (the “Northeast Colorado Lateral).

The Pony Mainline has approximately 206,000 bbls/d of committed capacity with five year contract terms and is expected to be in service during the third quarter of 2014. The Northeast

Colorado Lateral has approximately 81,000 bbls/d of committed capacity with five year contract terms and is expected to be in service sometime during the first half of 2015. The firm contracts commence on the date the Pony Mainline or Northeast Colorado Lateral, as applicable, are placed in commercial service.

Conference Call

Please join Tallgrass for a webcast to discuss the Pony Express acquisition at 3:45 pm Central Time on Monday, September 8, 2014. A link posted in the Investor Relations section of our website will allow interested parties to listen and the replay will be available on our website for a limited time following the end of the live call.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission and Trailblazer Pipeline systems. We also provide processing services for customers in Wyoming through Tallgrass Midstream at our Casper and Douglas natural gas processing and our West Frenchie Draw natural gas treating facilities and we provide water business services to customers through BNN Water Solutions. We believe we are well-positioned to capture growing natural gas volumes produced in the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations.

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the accretion expected to be realized by the Partnership as a result of the Pony Express acquisition, the plan to recommend an increase in the annualized distribution of the Partnership, and the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

To learn more, please visit our website at www.tallgrassenergy.com.

Contact Information

Investor Relations

Nate Lien

(913) 928-6012

investor.relations@tallgrassenergylp.com